As filed with the Securities and Exchange Commission on August 18, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PREMIER ALLIANCE GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	20-0443575
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)

4521 Sharon Road, Suite 300
Charlotte, North Carolina 28211
(Address of principal executive offices)
_____________________________

2008 STOCK INCENTIVE PLAN
(Full titles of the plan)
____________________________

Mark S. Elliott
Chief Executive Officer
Premier Alliance Group, Inc.
4521 Sharon Road, Suite 300
Charlotte, North Carolina 28211
(704) 521-8077
(Name, address and telephone number of agent for service)

Copy to:

Michael H. Freedman, Esq.
Law Offices of Michael H. Freedman, PLLC
394 White Birch Lane
Jericho, New York 11753
(516) 767-1697

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller
reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value	10,000,000	$0.90	$9,000,000	$1,144.90

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2008 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s common stock.

(2)
Pursuant to Rule 457(h), the offering price per share, the aggregate offering price and the amount registration fee have been computed on the basis of $0.90 per share, the average of the high and low prices of the Registrant’s common stock as reported on the OTCBB on August 10, 2011.

________________________________________________________________________________________________________________]

PART 1

Information Required in this Section 10(a) Prospectus

This Registration Statement relates to two separate prospectuses.

Section 10(a) Prospectus:  Items 1 and 2, from this page, and the documents incorporated by reference pursuant to Part II, Item 3 of this registration statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act").

Reoffer Prospectus:  The material that follows Item 2, up to but not including Part II of this Registration Statement, of which the reoffer prospectus is a part, constitutes a “reoffer prospectus,” prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act.  Pursuant to Instruction C of Form S-8, the reoffer prospectus may be used for reoffers or resales of common shares which are deemed to be "control securities” or “restricted securities” under the Securities Act that have been acquired by the Selling Stockholders named in the reoffer prospectus.

Item 1.                                                                                                                                                                             Plan Information.

Premier Alliance Group, Inc. ("we", “us", the “Company” or “Premier") will provide each participant (the “Recipient") with documents that contain information related to our 2008 Stock Incentive Plan and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not filed as a part of this Registration Statement on Form S-8 (the “Registration Statement").  The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.  A Section 10(a) prospectus will be given to each Recipient who receives common shares covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2.                                                                                                                                                                             Registrant Information and Employee Plan Annual Information.

We will provide to each Recipient a written statement advising it of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral notice by contacting: Mark S. Elliott, Chief Executive Officer, 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211, (704) 521-8077.

Information required by Part I to be contained in section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the securities Act of 1933, and Note to Part I of Form S-8.

REOFFER PROSPECTUS

PREMIER ALLIANCE GROUP, INC.

1,200,000 Shares of Common Stock

This prospectus covers 1,200,000 shares of our common stock, par value $0.001 per share, which we have issued or will issue to certain of our officers, directors and employees upon exercise of outstanding options.  The shares may be considered “control securities” and/or “restricted securities” under the Securities Act prior to their sale.   All of these shares have been issued or are issuable pursuant to the Plan.

We will not receive any proceeds from such sales.  We will, however, receive proceeds from the exercise of the options, if any.  Information on the selling stockholders and the times and manner in which they may offer and sell shares of our common stock under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution.”

Shares of our common stock trade on the OTC Bulletin Board under the symbol “PIMO.OB”.  On August 10, 2011 the closing price of our common stock was $0.90 per share.

See “Risk Factors” beginning on Page 7 for the factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August 17, 2011.

PROSPECTUS SUMMARY

The following is a brief summary of certain information contained elsewhere in this prospectus or incorporated in this prospectus by reference.  This summary is not intended to be a complete description of the matters covered in this prospectus and is qualified in its entirety by reference to the more detailed information contained or incorporated by reference in this prospectus.  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, incorporated by reference into this prospectus, contains information about us, including audited financial statements for our fiscal year ended December 31, 2010.  Please refer to this report and all of our subsequent reports filed with the SEC for additional information.

About Premier

Since 1995 we have been a provider of information technology consulting services to businesses, primarily throughout the Southeast.  The customer base includes businesses in the education, financial, healthcare, insurance, manufacturing, professional service, retail, textile, transportation, and utility industries, as well as governmental agencies.

Our business consists of providing professional services (business and technology consulting focused services) to our customers.  Our services began a transformation in 2005 from a pure technology focus to a business consulting focus that can encompass technology impact and effort.  Our consulting team provides deep business knowledge based expertise that helps our customers drive key initiatives forward.  Much of our expertise is focused on core areas of business processes used throughout the corporate world including: project management, business analysis, business consulting, and strategic consulting.  Typical initiatives in which we provide expertise include compliance and regulatory, merger and acquisition, and business process reengineering efforts.  With technology being such an integral part of business, many of our consultants possess solid knowledge and experience that encompasses technology and are typically well versed in the IT business-solution software development life cycle.

Our principal executive offices are located at 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211, and our telephone number is (704) 521-8077.  We maintain a website at “www.premieralliance.com.”   Information contained on our website is not considered to be a part of, nor incorporated by reference in, this prospectus.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements based on current expectations, assumptions, estimates and projections about us, and the industry in which we operate.  We use words such as plans, believes, expects, future, intends and similar expressions to identify forward-looking statements.  These forward-looking statements involve numerous risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of factors more fully described elsewhere in this prospectus. We undertake no obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

RISK FACTORS

          The securities offered by the selling stockholders involve a high degree of risk and should only be purchased by persons who can afford to lose their entire investment.  Prospective purchasers should carefully consider, among other things, the following risk factors and the other information in this prospectus, including our financial statements and the notes to those statements, prior to making an investment decision.

 Risks Related to Our Business and Industry

 A decline in the price of, or demand for, any of our business consulting and solution services, would seriously harm our revenues and operating margins.

Our business consulting and business solutions accounted for substantially all of our revenues in 2010.  We anticipate that revenues from our business consulting and solution services will continue to constitute substantially all of our revenues for the foreseeable future.  Consequently, a decline in the price of, or demand for, business consulting and solution services would seriously harm our business.

Our revenues depend on a small number of large sales.  If any of these customers decide they will no longer use our services, our revenues will decrease and our financial performance will be severely impacted.

To date, we have received a significant portion of our revenues from large sales to a small number of customers.  During 2010, our six largest customers, Duke Energy, Bank of America, GMAC Financial Services, SourceCorp, Wells Fargo, Charlotte Mecklenburg Board of Education together comprised approximately 61% of our total annual revenues.  Our operating results may be harmed if we are not able to complete one or more substantial sales to any large customers or we are unable to collect accounts receivable from any of our large customers in any future period.

Intense competition in our target market could impair our ability to grow and to achieve profitability.  If we do not grow, our competitive ability will be severely restricted, which would decrease our profitability.

Our competitors vary in size and in the scope and breadth of the products and services they offer. Our competitors include Deloitte, Comsys, North Highland, Accenture, CIBER as well as other national firms and a number of smaller regional firms. Many of our competitors have longer operating histories, substantially greater financial, technical, marketing, or other resources, or greater name recognition than we do. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Increased competition is likely to result in price reductions, reduced gross margins, and loss of market share, any one of which could seriously harm our business.

Our lengthy sales cycle could cause delays in revenue growth, which could make it more difficult to achieve our growth objectives.

The period between our initial contact with a potential customer and that customer’s purchase of our services is often long.  A customer’s decision to purchase our services involves a significant allocation of resources on our part, is influenced by a customer’s budgetary cycles, and in many instances involves a preferred-vendor process. To successfully sell our services, generally we must educate our potential customers regarding the uses and benefits of our services, which can require significant time and resources. Many of our potential customers are large enterprises that generally take longer to designate preferred vendors; our typical sales cycle in connection with becoming an approved vendor has been approximately six to 12 months. Delay or failure to complete sales in a particular quarter could reduce our revenues in that quarter, as well as subsequent quarters over which revenues for the sale would likely be recognized. If our sales cycle unexpectedly lengthens in general or for one or more large orders, it would adversely affect the timing of our revenues and our revenue growth. If we were to experience a delay of several weeks on a large order, it could harm our ability to meet our forecasts for a given quarter.

We may not be able to secure necessary funding in the future and may be forced to curtail our planned growth, which would slow or stop our ability to grow, increase revenues, and achieve profitability.

For our business to grow, we will require substantial working capital. We believe that our existing capital resources will be sufficient to meet our capital requirements for the next twelve months, but if our capital requirements increase materially from those currently planned, we may require additional financing sooner than anticipated. If we raise additional funds by issuing equity securities, the percentage of our company owned by our current shareholders would be reduced, and those equity securities may have rights that are senior to those of the holders of our currently outstanding securities. Additional financing may not be available when needed on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we may be forced to curtail our planned growth, and we may be unable to develop or enhance our products and services, take advantage of future opportunities, or respond to competitive pressures.

There are risks associated with acquisitions.

An integral part of our growth strategy is evaluating and, from time to time, consummating acquisitions and strategic transactions. These transactions involve a number of risks and present financial, managerial and operational challenges, including: diversion of management’s attention from running our existing business; increased expenses, including legal, administrative and compensation expenses resulting from newly hired employees; increased costs to integrate personnel, customer base and business practices of the acquired company with our own; adverse effects on our reported operating results due to possible write-down of goodwill associated with acquisitions; and dilution to stockholders to the extent we issue securities in the transaction.

Our executive officers and directors will be able to exert control over us to the detriment of minority shareholders, which will limit our shareholders’ ability to influence the outcome of key decisions.

Our executive officers and directors collectively control approximately 76% of the shareholder vote of our company. As a result, if they act together they will be able to control our management and affairs and all matters requiring shareholder approval, including significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing any change in control of our company and might affect the market price of our common stock.

Miriam Blech and Isaac Blech have substantial control over our business, giving them the ability to exert control over us to the detriment of minority shareholders, which will limit our shareholders’ ability to influence the outcome of key decisions.

Miriam Blech currently owns 60% of our Series C Preferred Stock.  Isaac Blech, as sole trustee of a trust that owns our Series C Preferred Stock and warrants to purchase our common stock, currently owns 40% of our Series C Preferred Stock.  Together, Mr. Blech, as trustee, and Mrs. Blech currently control own 100% of our Series C Preferred Stock.  The holders of a majority of the shares of Series C Preferred Stock have the right to appoint four members and one observer to our Board of Directors.  In addition, the vote of a majority of the shares of the Series C Preferred Stock are required to approve, among other things, (i) any issuance by us of capital stock which is senior to or pari passu with the Series C Preferred Stock; (ii) any issuance of additional shares of preferred stock; (iii) any dividends or payments on outstanding securities; (iv) any liquidation or winding up activities of the company, (v) any change in control or change in the nature of the Company’s business, and (vi) any amendment to our articles of incorporation, by-laws or other governing documents that would result in an adverse change to the rights, preferences, or privileges of the Series C Preferred Stock.  Accordingly, Mr. And Mrs. Blech have substantial control over our business and may decide the outcome of matters submitted to our stockholders for approval, including mergers (other than strategic mergers), consolidations and the sale of all or substantially all of our assets, and can also prevent or cause a change in control. The interests of Mr. and Mrs. Blech may differ from the interests of our other stockholders. Third parties may be discouraged from making a tender offer or bid to acquire us because of this concentration of ownership.

Risks Related to Our Stock

The market for our common stock is limited.

Our common stock is thinly-traded and any recently reported sales price may not be a true market-based valuation of our common stock. There can be no assurance that an active market for our common stock will develop.  In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to operating performance.  Consequently, holders of shares of our common stock may not be able to liquidate their investment in our shares.

The market price and trading volume of our common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

Even if an active trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume on our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares of common stock at or above your purchase price, if at all. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our common stock, or result in fluctuations in the price or trading volume of our common stock, include:

•	variations in our quarterly operating results;
•	failure to meet the market's earnings expectations;

•	publication of research reports about us or the investment management industry, or the failure of securities analysts to cover our common stock after this offering;
•	departures of our executive officers, directors or additions/departures of other key personnel;
•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;
•	actions by stockholders;
•	changes in market valuations of similar companies;
•	actual or anticipated poor performance in our underlying investment strategies; changes or proposed changes in laws or regulation, or differing interpretations thereof,
•	affecting our business, or enforcement of these laws and regulations, or announcements relating to these matters;
•	adverse publicity about the investment management industry, generally, or individual scandals
•	specifically;
•	litigation and governmental investigations; and
•	general market and economic conditions.

Future sales of our common stock in the public market could lower our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock by the selling stockholders, after completion of this offering, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to raise additional capital by selling equity securities in the future, at a time and price that we deem appropriate.

We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of shares of our common stock may have on the market price of our common stock. Sales or distributions of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our common stock to decline.

Our preferred stock has liquidation preferences that may affect our common stock holders.

In the event of our dissolution, liquidation or change of control, the holders of our Series B preferred stock and Series C Preferred Stock will receive a liquidation preference in priority over the holders of common stock. A consolidation or merger, a sale of all or substantially all of our assets, and a sale of 50% or more of our common stock would be treated as a change of control for this purpose.  Therefore, it is possible that holders of common stock will not obtain any proceeds upon any such event.

The issuance of shares upon conversion of our preferred stock and exercise of outstanding warrants may cause immediate and substantial dilution to our existing stockholders.

The issuance of shares upon conversion of our preferred stock and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion.

Anti-dilution provisions of the preferred stock could result in dilution of stockholders.

The conversion price of the Preferred Stock is subject to “full-ratchet” anti-dilution provisions for a period of 12 months following issuance, and weighted average anti-dilution thereafter, so that upon future issuances of our common stock or equivalents thereof, subject to specified exceptions, at a price below the conversion price of the Preferred Stock, the conversion price will be reduced, further diluting holders of our common stock.

Because we have less than 300 record holders of our common stock, we may elect at any time to terminate our reporting obligations under the Securities Exchange Act.  If we choose to do so, our stock price would likely decline.

Since we have less than 300 record holders of our common stock, we can suspend our reporting obligations under the Securities Exchange Act at any time by filing a Form 15 with the SEC.  If we were to terminate our reporting obligations, we would no longer be required to file periodic reports, including financial information, proxy solicitation materials, or other information with the SEC.  This action would cause our common stock to be de-listed from the OTC Bulletin Board, which would likely cause our stock price to decline.  If we choose not to periodically report, our ability to raise additional financing would likely be negatively impacted due to a lack of publicly available information about the Company.

Our common stock may be considered a “penny stock.”

The SEC has adopted regulations that generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions.  This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors hereunder to sell their shares.  In addition, since our common stock is traded on the OTC Bulletin Board, investors may find it difficult to obtain accurate quotations of the stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

There are risks associated with our stock trading on the OTC Bulletin Board rather than a national exchange.

There are significant consequences associated with our stock trading on the OTC Bulletin Board rather than a national exchange. The effects of not being able to list our securities on a national exchange include:

•	Limited release of the market prices of our securities;
•	Limited news coverage of us;
•	Limited interest by investors in our securities;
•	Volatility of our stock price due to low trading volume;
•	Increased difficulty in selling our securities in certain states due to “blue sky” restrictions;
•	Limited ability to issue additional securities or to secure financing.

We do not intend to pay cash dividends on our common stock. As a result, stockholders will benefit from an investment in our common stock only if it appreciates in value.

We have never paid a cash dividend on our common stock, and we do not plan to pay any cash dividends on our common stock in the foreseeable future. We currently intend to retain any future earnings to finance our operations and further expand and grow our business, including growth through acquisitions. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. We cannot assure you that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.  We will receive proceeds from exercising the options, if any.  We will apply such proceeds, if any, for working capital and general corporate purposes.

SELLING STOCKHOLDERS

            This prospectus relates to the shares of common stock that are being registered for resale by the selling stockholders listed below.  All of these shares were acquired pursuant to the Plan.  The selling stockholders may resell any or all of these shares at any time they choose and from time to time, while this prospectus is effective.  The selling stockholders may also sell, transfer or otherwise dispose of some or all of their shares in transactions exempt from the registration requirements of the Securities Act.  Although a person’s name is included in the table below, neither that person nor we are making an admission that the named person is our “affiliate.”

The following table sets forth the information as to the ownership of our securities by the selling stockholders on August 10, 2011, at which time 8,106,325 shares of our common stock were outstanding.  The number of shares in the column “Number of Shares Owned” represents the total number of shares that a selling stockholder currently owns or has the right to acquire within sixty (60) days of August 10, 2011.  The number of shares in the columns “Number of Shares to be Offered” represent all of the shares that a selling stockholder may offer under this prospectus.  The table and footnotes assume that the selling stockholders will sell all of such shares.   However, because the selling stockholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholder after completion of any sales.  We do not know how long the selling stockholders will hold the shares before selling them.  Information concerning the selling stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.  Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

	Number of	Number of	Number of	Percentage of
	Shares	Shares to be	Shares Owned	Shares Owned
Name	Owned	Offered (1)(2)	After Offering	After Offering

Mark S. Elliott (3)	929,016	275,000	654,016	7.9
Kevin J. Hasenfus (4)	1,567,031	275,000	1,292,031	15.6
Robert N. Yearwood (5)	1,877,119	275,000	1,602,119	19.2
Graeme Booth (6)	300,000	300,000	0	0
Michael Rose (7)	425,000	25,000	400,000	4.9

            (1)   Does not constitute a commitment to sell any or all of the stated number of shares of common stock.  The number of shares offered shall be determined from time to time by each selling stockholder at their sole discretion.

(2)   Represents shares of common stock underlying stock options issued pursuant to the Plan.

(3)   Mr. Elliott is our Chief Executive Officer, President and Acting Chief Financial Officer.  Beneficial Ownership includes 654,016 shares of common stock and 275,000 shares of common stock underlying vested stock options.

(4)   Mr. Hasenfus is our Executive Vice President.  Beneficial Ownership includes 1,292,031 shares of common stock and 275,000 shares of common stock underlying vested stock options.

(5)   Mr. Yearwood is our Executive Vice President.  Beneficial Ownership includes 1,602,119 shares of common stock and 275,000 shares of common stock underlying vested stock options.

(6)   Mr. Booth is our Executive Vice President.  Beneficial Ownership includes 300,000 shares of common stock underlying vested stock options. The number of shares beneficially owned does not include 150,000 shares of common stock underlying stock options that vest more than sixty (60) days after August 10, 2011.

(7)   Mr. Rose is our Executive Vice President.  Beneficial Ownership includes 400,000 shares of common stock and 25,000 shares of common stock underlying stock options vesting in September 2011.

PLAN OF DISTRIBUTION

Shares covered by this reoffer prospectus will be sold by the selling stockholders as principals for their own account.  We will not receive any proceeds from sales of any shares by the selling stockholders.  We will, however, receive the exercise price of any options that are exercised.

The selling stockholders may sell shares pursuant to this reoffer prospectus from time to time in transactions on or through the OTC Bulletin Board, in privately negotiated transactions or in a combination of such transactions.

Each sale may be made either at the market price prevailing at the time of sale or at a negotiated price.  Sales may be made through brokers or to dealers, and such brokers or dealers may receive compensation in the form of commissions or discounts not exceeding those customary in similar transactions.  All selling and other expenses incurred by individual selling stockholders will be borne by those selling stockholders.

Any shares covered by this reoffer prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this reoffer prospectus.

The selling stockholders and any dealer acting in connection with the offering or any broker executing a sell order on behalf of a selling stockholder may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the sale of shares by a selling stockholder and any commissions or discounts received by any such broker or dealer may be deemed to be underwriting compensation under the Securities Act.  In addition, any such broker or dealer may be required to deliver a copy of this reoffer prospectus to any person who purchases any of the shares from or through such broker or dealer.

LEGAL MATTERS

The validity of the common stock offered in this prospectus has been passed upon for us by Law Offices of Michael H. Freedman, PLLC, 394 White Birch Lane, Jericho, New York 11753.

EXPERTS

            The financial statements, the related financial statement schedule, and the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and registration statement have been audited by Scharf Pera & Co., PLLC, an independent registered public accounting firm, as stated in their report incorporated herein by reference, and are incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-8 that we filed with the SEC.  This prospectus does not contain all of the information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits filed with the registration statement.

We are subject to the information requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and file annual, quarterly and current reports, proxy statements and other information with the SEC.  You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov or through our website at www.premieralliance.com.  Information contained on our website is not considered to be a part of, nor incorporated by reference in, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents, which have been filed by us with the SEC pursuant to the Exchange Act, are incorporated by reference in this prospectus as of their respective dates:

(a)           Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on March 31, 2011.

(b)           Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011 and June 30, 2011, filed with the Commission on May 16, 2011 and August 15, 2011, respectively.

(c)           Our Current Reports on Form 8-K filed with the Commission on February 11, 2011, March 7, 2011, March 11, 2011, and June 27, 2011.

(d)           The Notice of Annual Meeting and definitive Proxy Statement filed with the Commission on April 19, 2011 in connection with our 2011 Annual Meeting;

(e)           The description of our common stock to be offered hereby is contained in our Registration Statement on Form 10SB12G filed with the Commission on December 10, 2003 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

1,200,000 Shares
Common Stock

PREMIER ALLIANCE GROUP, INC.

PROSPECTUS

August 17, 2011

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents, which have been filed by us with the SEC pursuant to the Exchange Act, are incorporated by reference in this prospectus as of their respective dates:

(a)           Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on March 31, 2011.

(b)           Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011 and June 30, 2011, filed with the Commission on May 16, 2011 and August 15, 2011, respectively.

(c)           Our Current Reports on Form 8-K filed with the Commission on February 11, 2011, March 7, 2011, March 11, 2011, and June 27, 2011.

(d)           The Notice of Annual Meeting and definitive Proxy Statement filed with the Commission on April 19, 2011 in connection with our 2011 Annual Meeting;

(e)           The description of our common stock to be offered hereby is contained in our Registration Statement on Form 10SB12G filed with the Commission on December 10, 2003 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.     Description of Securities

Not applicable.

Item 5.     Interests of Named Experts and Counsel

Not applicable.

Item 6.     Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation’s Law authorizes a corporation to indemnify its directors, officers, employees or other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses incurred) under certain circumstances for liabilities arising under the Securities Act.  Our Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware General Corporation Law.  In addition, we maintain insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as officers and directors of our company.

Item 7.     Exemption From Registration Claimed

Not applicable.

Item 8.     Exhibits

4.1	2008 Stock Incentive Plan

5.1	Opinion of Law Offices of Michael H. Freedman, PLLC.

23.1	Consent of Scharf Pera & Co., PLLC.

23.2	Consent of Counsel (contained in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page)

Item 9.     Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on August 17, 2011.

PREMIER ALLIANCE GROUP, INC.

By:	/s/ Mark S Elliott
Mark S. Elliott
Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoint Mark S. Elliott his attorney-in-fact for him in any and all capacities, to sign any amendments to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the 17th day of August 2011.

Signature	Title

/s/ Mark S. Elliott	President, Principal Executive, Financial, and Accounting Officer, and Director
Mark S. Elliott

/s/ Gregory C. Morris	Director
Gregory C. Morris

/s/ Stephen W. Yarbrough	Director
Stephen W. Yarbrough

/s/ Patrick M. Kolenik	Director
Patrick Kolenik

/s/ Isaac Blech	Director
Isaac Blech

/s/ Cary W. Sucoff	Director
Cary Sucoff